  For news releases, related materials and high-resolution photos and video, visit www.media.ford.com. www.facebook.com/ford www.medium.com/@ford www.twitter.com/ford www.instagram.com/ford Ford Nominates Alexandra Ford English and Henry Ford III for Election to Board; Edsel B. Ford II to Retire After 33 Years as Director • Nominees will stand for election to board of directors at Ford’s annual meeting May 13 • John Lechleiter, who has served as a Ford director since 2013, has opted not to be considered for re-election DEARBORN, Mich., March 12, 2021 – Ford Motor Company today announced that Alexandra Ford English and Henry Ford III have been nominated to stand for election to the company’s board of directors at its annual meeting of shareholders on May 13. Both candidates are great-great grandchildren of Henry Ford, who founded the auto company in 1903. Their nominations to the board continue the Ford family’s nearly 118 years of active involvement with and stewardship of the company. Alexandra Ford English, 33, the daughter of Ford Executive Chairman Bill Ford, is currently a director in Corporate Strategy at the company, responsible for enterprise, connectivity and digital network strategic plans. Before that, she was director of Market and Operations for Ford Autonomous Vehicles LLC and responsible for the successful deployment and operations of Ford’s autonomous vehicle business in Miami; Austin, Texas; and Washington, D.C. Ford English is also Ford’s representative to the board of directors of Rivian, the electric carmaker in which Ford owns an equity interest. Prior to joining Ford in 2017, Ford English ran merchandising divisions for Tory Burch in New York City and Gap Inc. in San Francisco. She earned a bachelor’s degree from Stanford University and an MBA from Harvard Business School. Henry Ford III, 40, the son of Edsel B. Ford II, is currently a director in Ford Investor Relations. Since joining the company in 2006, he has held roles in Labor Relations, Purchasing, Marketing and Sales, and Corporate Strategy. He was part of the team that negotiated the landmark 2008 master labor agreement with the UAW. Later, as global marketing manager for Ford Performance, Henry Ford III played a key role in the launch of the latest Ford GT and supported the company’s successful return to racing at the 24 Hours of LeMans. He earned a bachelor’s degree from Dartmouth College and an MBA from Massachusetts Institute of Technology, Sloan School of Management. “Henry and Alexandra are both passionate and capable young business leaders who care deeply about Ford Motor Company and the welfare of our customers, employees, dealers and shareholders,” Bill Ford said. “I am pleased and proud that we have a new generation of Ford family leaders who believe in serving the company and ensuring it remains a successful and positive force in the world for years to come.”

At the same time, the company announced that Edsel Ford, 72, is retiring from the board in May. Edsel Ford was elected to Ford's board on Jan. 18, 1988, at age 39, together with his cousin, Bill Ford, then 30. He currently is a member of the board's Finance Committee and Sustainability and Innovation Committee.

"It has been my honor and privilege to serve on the Ford Motor Company Board of Directors for more than three decades," said Edsel Ford. "Our great company has been tested in many ways, not least of which it experienced in the past year, and I'm proud we have not only survived and thrived, but also held tight to the values and principles that make Ford a unique American icon. I am especially pleased that as I step down from the board, a new generation of Ford family members is poised to continue this legacy of service."

Additionally, Ford said John Lechleiter, 67, who joined the board in 2013, has decided not to stand for re-election in May. Lechleiter, the retired chairman and CEO of Eli Lilly and Co., currently serves on the board's Compensation Committee and the Nominating and Governance Committee.

"John has been a terrific board member who cares deeply about the company," Bill Ford said. "His experience as a CEO of a caring and successful global business and deep knowledge of science, regulatory frameworks, marketing and management has allowed him to make a significant contribution to our company."

Bill Ford said the board expects to take steps to further strengthen and diversify its makeup, including in areas that are strategically critical in this important period of transformation and growth.

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About Ford Motor Company

Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford trucks, utility vehicles, and cars – increasingly including electrified versions – and Lincoln luxury vehicles; provides financial services through Ford Motor Credit Company; and is pursuing leadership positions in electrification; mobility solutions, including self-driving services; and connected vehicle services. Ford employs approximately 186,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit corporate.ford.com.

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